Exhibit 99.1

PRESS RELEASE

Axovant Reports Financial Results for the First Fiscal Quarter of 2015 and Provides Corporate Update

•                  Reports cash of $331.1 million at June 30, 2015 subsequent to IPO on NYSE

•                  Expands RVT-101 global Phase 3 program to include Japanese registration study

•                  Announces Dr. Gregory Weinhoff as Chief Financial Officer of Axovant Sciences, Inc.

HAMILTON, Bermuda, August 11, 2015 /PRNewswire/ — Axovant Sciences Ltd. (NYSE: AXON), a leading clinical-stage biopharmaceutical company focused on the treatment of dementia, today reports financial results for the first fiscal quarter ended June 30, 2015.

Cash totaled $331.1 million at June 30, 2015, and net cash used in operating activities was $4.5 million for the quarter. The gross proceeds of Axovant’s initial public offering (IPO) on the New York Stock Exchange (NYSE) in June 2015 were $362.3 million, prior to underwriting discounts and commissions and offering expenses of $27.7 million.

For the first fiscal quarter ended June 30, 2015, research and development expenses for the period were $10.6 million, of which $8.0 million was attributable to non-cash, share-based compensation expense. General and administrative expenses for the period were $17.4 million, of which $14.3 million was attributable to non-cash, share-based compensation expense. Net loss for the quarter was $28.1 million, or $(0.35) per share.

“We remain on track to commence the confirmatory phase 3 study for RVT-101 in Alzheimer’s disease in the fourth quarter of 2015,” stated Vivek Ramaswamy, Chief Executive Officer of Axovant Sciences, Inc. “We look forward to providing additional updates later this year regarding our progress towards building a dementia solutions company.”

RVT-101 Program Update

Axovant reported two updates for the RVT-101 global development program for the treatment of mild-to-moderate Alzheimer’s disease:

•                  In addition to seeking regulatory approval to commercialize RVT-101 in the United States and the European Union, Axovant will expand the RVT-101 program to include additional registration studies to support regulatory approval in Japan; and

•                  Axovant will start the development of an oral, fixed-dose combination tablet of RVT-101 and donepezil designed to potentially improve patient convenience.

As a result of these and other anticipated activities, Axovant is updating the total projected expenses associated with the planned Phase 3 registration program for RVT-101 from approximately $95.0 - $105.0 million to approximately $125.0 - $135.0 million.

Leadership Update

Axovant is pleased to announce the appointment of Gregory Weinhoff, MD, MBA as the Chief Financial Officer of Axovant Sciences, Inc. and the Principal Financial Officer of Axovant Sciences Ltd.  Dr. Weinhoff succeeds Alan S. Roemer, who will continue in his role as Senior Vice President, Finance & Operations at Roivant Sciences, Inc., an affiliate of Axovant.

“Dr. Weinhoff brings extensive financial, scientific and strategic experience to Axovant,” commented Berndt Modig, director and Chair of the Audit Committee of Axovant Sciences Ltd. “As a newly public company with a large Phase 3 program getting underway, Axovant will benefit greatly from Dr. Weinhoff’s broad industry expertise. We welcome Dr. Weinhoff and also thank Mr. Roemer for his significant contributions to Axovant.”

Dr. Weinhoff has more than twenty years of experience in finance and operations in the healthcare industry, including as a venture capital investor and board member with audit committee experience. He was the founding Chief Executive Officer of Amicus Therapeutics, Inc. and later served as a member of the audit committee of Amicus’ Board of Directors. Dr. Weinhoff joins Axovant from his role as a partner at CHL Medical Partners, a firm focused on investments into early-stage companies across therapeutics, diagnostics, medical devices and healthcare services sectors. Dr. Weinhoff was the founding President of VaxInnate Corporation and the President of Resolvyx Pharmaceuticals, Inc. He also served in the healthcare groups at J.H. Whitney & Co. and Morgan Stanley & Co. Dr. Weinhoff received his M.D. from Harvard Medical School, his M.B.A. (Baker Scholar) from Harvard Business School, and his A.B. in Economics (magna cum laude) from Harvard College.

About RVT-101

RVT-101 is an orally administered, potent antagonist of the 5-HT6 serotonin receptor. Antagonism of the 5-HT6 receptor is a novel mechanism of action that promotes the release of acetylcholine, glutamate and other neurotransmitters thought to improve cognition and function in patients suffering from Alzheimer’s disease and other forms of dementia.  RVT-101 has been studied in 13 clinical trials and dosed in over 1,250 human subjects with a favorable safety and tolerability profile.  Axovant intends to commence a confirmatory phase 3 clinical study testing RVT-101 on a background of donepezil therapy in mild-to-moderate Alzheimer’s disease patients in the fourth calendar quarter of 2015.

RVT-101 is an investigational new drug candidate and is not approved for any indication in any markets.

About Axovant

Axovant Sciences Ltd. is a leading clinical-stage biopharmaceutical company focused on the acquisition, development and commercialization of novel therapeutics for the treatment of dementia, a condition characterized by significant decline in mental capacity and impaired daily function. Axovant intends to develop a pipeline of product candidates to comprehensively address the cognitive, behavioral and functional components of dementia, including Alzheimer’s disease.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding Axovant’s expectations about timing of and, expenses associated with, the planned Phase 3 registration program for RVT-101 and other elements of its clinical development and regulatory strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of our product development activities and clinical trials; the approval and commercialization of our product candidate RVT-101; and increased regulatory requirements. These statements are subject to the risk that further analyses of the phase 2b data which may lead to different (including less favorable) interpretations of the data than the analyses conducted to date and/or may identify important implications of the phase 2b data that are not reflected in these statements.  Clinical trial data are subject to differing interpretations, and regulatory agencies, medical and scientific experts and others may not share Axovant’s views of the phase 2b data.  There can be no assurance that the clinical program for RVT-101 will be successful in demonstrating safety and/or efficacy, that we will not encounter problems or delays in clinical development, or that RVT-101 will ever receive regulatory approval or be successfully commercialized.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Axovant’s business in general, see the “Risk Factors” section of our quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2015, and other filings that Axovant makes with the SEC from time to time. These forward-looking statements speak only as of the date of this release. Axovant disclaims any obligation to update these forward-looking statements, except as may be required by law.

Contact

Benjamin Zimmer

Axovant Sciences, Inc.

benjamin.zimmer@axovant.com

(646) 822-8588

AXOVANT SCIENCES LTD.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

(First Fiscal Quarter) Three Months Ended
June 30, 2015

Operating expenses:
Research and development (includes $8,023 of share-based compensation expense)	$10,608
General and administrative (includes $14,259 of share-based compensation expense)	17,376
Total operating expenses	27,984

Loss before provision for income tax	(27,984)

Income tax expense	74

Net loss and comprehensive loss	$(28,058)

Net loss per common share — basic and diluted	$(0.35)
Weighted average common shares outstanding — basic and diluted	80,307,692

AXOVANT SCIENCES LTD.

Condensed Consolidated Balance Sheet

(in thousands, except share and per share data)

(unaudited)

	(First Fiscal Quarter Ended) June 30, 2015	(Fiscal Year Ended) March 31, 2015
Assets
Current assets:
Cash	$331,069	$—
Prepaid expenses and other current assets	27	4
Deferred financing costs	—	1,104
Total current assets	331,096	1,108

Property, plant and equipment, net	16	9
Deferred tax assets	182	—
Total assets	$331,294	$1,117

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$756	$403
Due to Roivant Sciences Ltd. and Roivant Sciences, Inc.	1,629	2,307
Accrued legal fees	869	832
Accrued expenses	1,063	326
Income tax payable	252	—
Total current liabilities	4,569	3,868

Contingent payment liability	5,000	5,000

Total liabilities	9,569	8,868

Total shareholders’ equity (deficit)	321,725	(7,751)

Total liabilities and shareholders’ equity (deficit)	$331,294	$1,117